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                     August 15, 2022

       Sandra Gardiner
       Chief Financial Officer, Executive Vice President and Treasurer Pulse Biosciences, Inc.
       3957 Point Eden Way
       Hayward, California 94545

                                                        Re: Pulse Biosciences,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-37744

       Dear Ms. Gardiner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences